Exhibit 10.5

(Name:	[●]
Number of Restricted Stock Units:	[●]
Date of Grant:	[●]

ABIOMED, Inc.
2015 Omnibus Incentive Plan

Restricted Stock Unit Agreement (Employee)

This agreement (this “Agreement”) evidences the grant of restricted stock units (the “Restricted Stock Units”) by ABIOMED, Inc. (the “Company”) to the individual named above (the “Grantee”) pursuant to and subject to the terms of the ABIOMED, Inc. 2015 Omnibus Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1. Grant of Restricted Stock Units.  On the date of grant set forth above (the “Date of Grant”) the Company granted to the Grantee an award (the “Award”) consisting of the right to receive, on the terms provided herein and in the Plan, one share of Stock with respect to each Restricted Stock Unit forming part of the Award, in each case, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

2. Meaning of Certain Terms.  Each initially capitalized term used but not separately defined herein has the meaning assigned to such term in the Plan.  [The following terms have the following meanings:

(a)	[●]]

3. Vesting.  The term “vest” as used herein with respect to any Restricted Stock Unit means the lapsing of the restrictions described herein with respect to such Restricted Stock Unit.  Restricted Stock Units shall only vest, and shares of Stock shall only be issued to the Grantee in respect of such Restricted Stock Units, to the extent that both the performance-based vesting conditions and time-based vesting conditions set forth below are satisfied.

(a)	[●]

4. Forfeiture Risk.  Automatically and immediately upon the cessation of the Grantee’s Employment for any reason the unvested portion of this Award shall terminate and be forfeited for no consideration.

5. Delivery of Stock.  The Company shall deliver to the Grantee as soon as practicable upon the vesting of the Restricted Stock Units (or any portion thereof), but in all events no later than thirty (30) days following the date on which such Restricted Stock Units vest, one share of Stock with respect to each such vested Restricted Stock Unit, subject to the terms of the Plan and this Agreement.

6. Dividends, etc.  The Grantee shall have the rights of a shareholder with respect to a share of Stock subject to the Award only at such time, if any, as such share is actually delivered under the Award.  Without limiting the generality of the foregoing and for the avoidance of doubt, the Grantee shall not be entitled to vote any share of Stock subject to the Award or to receive or be credited with any dividend or other distribution declared and payable on any such share unless and until such share has been actually delivered hereunder and is held by the Grantee on the record date for such vote or dividend (or other distribution), as the case may be.

7. Certain Tax Matters.

(a)

The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to be issued shares of Stock upon the vesting of the Restricted Stock Units (or any portion thereof), are subject to the Grantee’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld, if any (the “Withholding Obligation”).

(b)

By accepting the Award, the Grantee hereby acknowledges and agrees that, unless he or she provides notice to the Company at least two (2) days prior to a [Vesting Date] that he or she intends to satisfy the applicable Withholding Obligation by paying such amount in cash or with a check in a form acceptable to the Company and delivers such cash or check no later than such [Vesting Date], he or she will have been deemed to have elected to have the Company hold back whole shares of Stock otherwise deliverable pursuant to Section 3 having a Fair Market Value sufficient to satisfy the Withholding Obligation (but not in excess of the applicable minimum statutory withholding obligations or such greater amount that would not result in adverse accounting consequences to the Company), with the Company accepting a payment in cash or by check by the Grantee to the extent of any remaining balance of the Withholding Obligation not satisfied by such withholding of shares.

(c)

The Grantee expressly acknowledges that because the Award consists of an unfunded and unsecured promise by the Company to deliver Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award.

8. Forfeiture/Recovery of Compensation.  By accepting the Award the Grantee expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, under the Award or to any Stock acquired under the Award or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision).  Nothing in the preceding sentence shall be construed as limiting the general application of Section 11 of this Agreement.

9. Transfer of Award.  Neither the Award nor the Restricted Stock Units may be transferred except at death in accordance with Section 6(a)(3) of the Plan.

10. Form S-8 Prospectus.  The Grantee acknowledges that he or she has received and reviewed a copy of the prospectus required by Part I of Form S-8 relating to shares of Stock that may be issued pursuant to the Award under the Plan.

11. Acknowledgments.  By accepting the Award, the Grantee agrees to be bound by, and agrees that the Award is, and the Restricted Stock Units are, subject in all respects to, the terms of the Plan.  In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.  The Grantee further acknowledges and agrees that (a) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (b) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

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Executed as of the ___ day of [●], [●].

Company:	ABIOMED, INC.

By:
Name:
Title:

Grantee:
Name:

Address:

[Signature Page to Restricted Stock Unit Agreement]